RISE CONFIRMS BRUNSWICK GOLD VEINS CONTINUE TO DEPTH

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New drill intercepts assay up to 7.9 gpt gold over 4.4 m & 8.0 gpt gold over 4.0 m

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Six Brunswick veins tested-to-date and visible gold observed in core samples

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Drilling confirms continuation of Brunswick veins below historic mining on B1600 level

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Drill hole B-18-05 in progress and currently at 800 m depth, testing below B2300 level

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Quartz veins, breccia, and stockwork intersected in B-18-05 with assays in progress

June 28, 2018 – Vancouver, British Columbia – Rise Gold Corp. (CSE: RISE, OTCQB: RYES) (“Rise Gold” or the “Company”) is pleased to announce assay results from on-going diamond core drilling at the Idaho-Maryland (“I-M”) Gold Project.

Three drill holes were recently completed, B-18-02, B-18-03, and B-18-04, for a total of 1,662 m drilling. These holes were designed to test for continuation of the historic Brunswick gold veins below existing workings where mining ceased on the B1600 level.

The Brunswick veins have historic past production of 793,000 oz gold with an average head grade of 9.3 gpt gold. The gold grade of the Brunswick veins is high by current standards but were overshadowed historically at the Idaho-Maryland by the Idaho veins which produced 1,621,000 oz gold at an average head grade of 28.4 gpt gold.

Table 1 summarizes significant drill intercepts from recent drilling of the Brunswick veins of the I-M Gold Project. Six new gold intercepts were obtained from recent drilling assaying up to 7.9 gpt gold over 4.4 m and 8.0 gpt gold over 4.0 m. A plan map and sections showing the drill hole and intercept locations can be downloaded at the following link.

https://riseg.sharefile.com/d-s504d468cb5e4223a

Drilling has confirmed that the Brunswick veins continue below the lowest production level (B1600L) and the average grade of Brunswick mineralised veins tested-to-date is similar to historic production at the Brunswick Mine. These initial drill results are an important advancement of the I-M project and present significant exploration targets for the Brunswick veins between the B1600 and B2300 levels. Future success of infill drilling in this area would provide an excellent base for future economic evaluations due to the close proximity of the existing New Brunswick mine shaft and existing mine tunnels on the B1600 and B2300 levels.

The Company has successfully intercepted significant gold values which meet expectations based on historic production from the Brunswick veins. This is especially encouraging given that only four drill holes have been completed to-date.

Drilling at Brunswick is currently in progress with drill hole B-18-05 targeting a major stepdown below B2300 level on the veins intersected by B-18-04. Drill hole B-18-05 is currently at 800 m (2624 ft) and has intersected zones of quartz veins, quartz breccia, and quartz stockwork. The hole is continuing and assays will be released over the next couple weeks.

TABLE 1 – Drill Intercept Highlights from Brunswick Veins to date

Hole	From (m)	To (m)	Gold (gpt)	Intercept Length (m)	Estimated True Width (m)	Vein
B-18-02	578.4	582.8	7.9	4.4	1.0 - 3.4	B116 or B1
B-18-03	516.6	518.6	6.0	2.0	1.7	B1 East
B-18-04	517.0	521.0	8.0	4.0	3.0	B32
B-18-04	625.2	628.0	4.0	2.8	2.1	B10 HW
B-18-04	637.0	640.0	4.4	3.0	2.3	B10 FW
B-18-04	711.9	714.2	5.1	2.3	1.8	B18
B-17-01*	643.7	646.5	63.0	2.7	1.4	B1 West

*B-17-01 previously released on January 3rd 2018

Brunswick #1 Vein Target

Drill holes B-18-02 and B-18-03 continued exploration of the B1 Vein intersected previously by hole B-17-01. Drill hole B-18-03 tested the eastern extents of this vein along strike and intersected 6.0 gpt gold over 2.0 m at a distance of 248 m along strike from the B-17-01 intercept.

Drill hole B-18-02 tested the down-dip extension of the eastern portion of the B1 Vein and intersected a gold-bearing vein at 578 m downhole of 7.9 gpt over 4.4 m. More drilling is required to confirm if this intercept represents the B1 Vein or the adjacent B116 Vein.

The B1 Vein exploration target is substantial with a strike length of over 248 m and a downdip length of up to 286 m from the B1600L to the B2300L.

Brunswick East Block Veins

Drill hole B-18-04 was the first drill hole to test below the multiple parallel veins mined on the eastern side of B1600 level. This drill hole intersected four veins with significant gold values.

On the B32 Vein, an intercept of 8.0 gpt gold over 4.0 m was intersected east of the historic mine workings, between the B1300 and B1450 levels. In addition to the downdip potential of the B32 Vein, this intercept highlights the potential of significant mineralized material remaining in the levels above B1600 level, in and around the historic mine workings and stopes.

On the B10 Vein, two closely spaced veins assayed 4.0 gpt gold over 2.8 m and 4.4 gpt gold over 3.0 m. The two intercepts are located immediately below the B1600 level. Historic mining (stoping) occurred along the B1600 level, immediately above the intercepts.

On the B18 Vein, an intercept of 5.1 gpt gold over 2.3 m was assayed. The intercept was obtained below the B1600 level and above the B1880 level. Visible gold was noted in the core.

The Brunswick East Block presents a significant exploration target. Based on historic mining on the B1600 level, these veins have typical strike lengths of ~160 m. The downdip length of the veins from B1600 to B2300 level is ~230 m. Drilling is currently in-progress to test for the continuation of these veins below the B2300 level.

Quality Control and Assay Methods

Dr. Dirk Meckert, P.Geo,  the qualified person for the technical disclosure contained in this news release, has studied the drill core discussed in this news release, and has reviewed the analytical and quality control results.

Rise has implemented a quality control program for its drill program to ensure best practice in the sampling and analysis of the drill core. This includes the insertion of blind blanks, duplicates and certified standards. HQ- and NQ-sized drill core is saw cut with half of the drill core sampled at intervals based on geological criteria including lithology, visual mineralization, and alteration. The remaining half of the core is stored on-site at the Company’s warehouse in Grass Valley, California. Drill core samples are transported in sealed bags to ALS Minerals or American Assay Laboratories analytical assay lab in Reno, Nevada.

All gold assays were obtained using a method of screen fire assaying. The Idaho-Maryland Mine is known to contain ‘coarse’ gold, for which a screen fire assay is a suitable method to obtain a definitive result. This procedure involves screening a large pulverized sample of up to 1 kg at 100 microns. Any +100 micron material remaining on the screen is retained and analyzed in its entirety by fire assay with gravimetric finish and reported as the Au (+) fraction result The –100 micron fraction is homogenized and two sub-samples of 30-50 grams are analyzed by fire assay with AAS finish. If the grade of the material exceeds 10 gpt the sample is re-assayed using a gravimetric finish. The average of the two results is taken and reported as the Au (-) fraction result. All three values are used in calculating the combined gold content of the plus and minus fractions.

About Rise Gold Corp

Rise Gold is an exploration-stage mining company. The Company’s principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA. The Idaho-Maryland Gold Mine is one of the United States’ greatest past producing gold mines with total past production of 2,414,000 oz of gold at an average mill head grade of 17 gpt gold from 1866-1955. Rise Gold is incorporated in Nevada, USA and maintains its head office in Vancouver, British Columbia, Canada. Historic production at the Idaho-Maryland Mine is disclosed in the Technical Report on the Idaho-Maryland Project dated June 1st, 2017 and available on

On behalf of the Board of Directors:

Benjamin Mossman

President, CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

Suite 650, 669 Howe Street

Vancouver, BC V6C 0B4

T: 604.260.4577

info@risegoldcorp.com

www.risegoldcorp.com

Benjamin Mossman, P.Eng, CEO of Rise Gold Corp., is the Qualified Person responsible for the technical content of this news release. The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words or statements that certain events or conditions “may” or “will” occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.